Exhibit 99.1

COASTAL FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER 2019 RESULTS

Company release: April 26, 2019

Quarter One 2019 Highlights:

•	Net income totaled $2.8 million for the quarter ended March 31, 2019, or $0.23 per diluted common share, up from $1.8 million, or $0.20 per diluted common share, for the quarter ended March 31, 2018.
•	Total loans receivable grew at an annualized rate of 12.1% for the quarter ended March 31, 2019 and increased 16.6% from March 31, 2018.
•	Total core deposits grew at an annualized rate of 11.8% for the quarter ended March 31, 2019 and increased 12.4% since March 31, 2018.

Everett, WA – Coastal Financial Corporation (NASDAQ: CCB) (the “Company”), the holding company for Coastal Community Bank (the “Bank”), today reported unaudited financial results for the quarter ended March 31, 2019.  Net income for the first quarter of 2019 was $2.8 million, or $0.23 per diluted common share, compared with net income of $ 3.1 million, or $0.25 per diluted common share, for the fourth quarter of 2018.

Eric Sprink, President and CEO, commented, “We got off to a good start in first quarter with earnings of $2.8 million, loan growth of $23.2 million, and core deposit growth of $20.6 million. The continued organic growth in core deposits and loans puts us in a good position for further growth in earnings. Overall, the first quarter 2019 was a solid quarter with good organic growth from our core community bank.”

In October 2018, the Bank agreed to retain deposits from a wholesale banking services client on a temporary basis.    These deposits come through a wholesale banking relationship and not from the end customer so they are classified as brokered deposits in accordance with regulatory guidance.  Throughout the remainder of this earnings release, these deposits are referred to as Wholesale-Brokered Deposits.

At March 31, 2019, Wholesale-Brokered Deposits totaled $164.6 million compared to $10.5 million at December 31, 2018.  The Bank invested the cash from Wholesale-Brokered Deposits into overnight funds.  Cash and cash equivalents at March 31, 2019 totaled $257.6 million compared to $125.8 million at December 31, 2018.  On April 9, 2019, the wholesale banking customer transferred $157.1 million in temporary Wholesale-Brokered Deposits from the Bank to their deposit provider, which brought the remaining balance to below $6 million. This temporary increase in Wholesale-Brokered Deposits was atypical, the result of an accommodation for a wholesale banking services customer, and is not expected to occur again.

The increase of Wholesale-Brokered Deposits during the quarter ended March 31, 2019 most significantly affected the following balance sheet items: cash and cash equivalents, total assets, deposits, and total liabilities.  Cost of deposits, cost of funds, net interest margin, and net income were the most significantly impacted income statement items due to the temporary increase in Wholesale-Brokered Deposits.  We will explain the impact of the temporary increase in Wholesale-Brokered Deposits throughout this earning release so users of this financial information can compare first quarter’s results with prior quarter’s results, with and without the impact of retaining these temporary balances.

The Bank’s definition of core deposits excludes all brokered and time deposits.  The Bank remains focused on growing core deposits through its branches and lending relationships with customers.

Results of Operations

Net interest income was $9.8 million for the quarter ended March 31, 2019, a slight decrease from $9.9 million or 1.2% compared to the quarter ended December 31, 2018, and an increase of 25.6% from $7.8 million for the first quarter of 2018.  The decrease compared to prior quarter is primarily related to the number of days outstanding during the periods. The increase from the prior year’s first quarter is a result of higher yielding and increased interest earning asset balances.

Net interest margin for the quarter ended March 31, 2019 decreased 30 basis points to 4.13% from 4.43% for the quarter ended December 31, 2018, and was one basis point higher than the first quarter of 2018 margin. The impact of holding the Wholesale-Brokered Deposits during the quarter significantly increased lower yielding assets and costs of deposits. The net interest margin would have been 4.48% for the quarter ended March 31, 2019, excluding the impact of temporary Wholesale-Brokered Deposits, a five basis point increase over the prior quarter, as loan yields outpaced deposit costs. Adjusted net interest margin of 4.48% for the quarter ended March 31, 2019 was a 36 basis point increase over same quarter one year ago. The increase in net interest margin over the prior year is a result of loan growth and loan pricing increasing at a rate greater than core deposits costs.

During the quarter ended March 31, 2019, the average balance of total loans receivable increased by $23.3 million, compared to the quarter ended December 31, 2018, and increased by $127.8 million, compared to the same quarter one year ago. Total loan yields for the quarter ended March 31, 2019 were 5.40%, an increase of one basis point from 5.39% for the quarter ended December 31, 2018, and a 33 basis point increase from 5.07% for the quarter ended March 31, 2018. Yields for the quarter ended December 31, 2018 included significant prepayment penalties and early recognition of deferred fees.

Contractual loan yields approximated 5.22% for the three months ended March 31, 2019, 5.15% for the three months ended December 31, 2018, and 4.88% for the three months ended March 31, 2018. The increase in contractual loan yields, as compared to prior periods, was from pricing new loans at higher rates and variable loans repricing with the increase in the prime rate and changes in the composition of the loan portfolio.

Deposit costs for the quarter ended March 31, 2019 were 0.68%, an increase of 21 basis points from 0.47% for the quarter ended December 31, 2018, and 31 basis point increase from the quarter ended March 31, 2018.  Wholesale-Brokered Deposits averaged $74.1 million for the quarter ended March 31, 2019 compared to $698,000 for the quarter ended December 31, 2018.  This temporary increase resulted in an atypical increase in interest expense.  Without the increase in Wholesale-Brokered Deposits, cost of deposits would have approximated 0.52% for the quarter ended March 31, 2019.  These deposit balances decreased significantly on April 9, 2019, therefore we expect the overall costs of deposits incurred in the first quarter 2019 to decrease on a going forward basis.  Market conditions in 2019 may result in continued pressure to increase rates on deposit accounts, which will increase the cost of deposits in the future.

The following table shows the Company’s key performance ratios for the periods indicated.  The table also includes ratios that were adjusted by removing the impact of the Wholesale-Brokered Deposits so current quarter’s results could more easily be compared to prior quarters.  These adjusted ratios are non-GAAP measures.  For more information about non-GAAP financial measures, see page 12.

	Three months ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018

Return on average assets (1)	1.14%	1.33%	1.18%	1.09%	0.93%
Return on average assets, as adjusted (1,2)	1.20%	1.33%	1.18%	1.09%	0.93%
Return on average equity (1)	10.25%	11.31%	10.59%	12.90%	11.09%
Yield on earnings assets (1)	4.82%	4.93%	4.62%	4.73%	4.56%
Yield on loans receivable (1)	5.40%	5.39%	5.12%	5.11%	5.07%
Loan yield excluding fees (1)	5.22%	5.15%	5.02%	4.92%	4.88%
Cost of funds (1)	0.76%	0.56%	0.53%	0.50%	0.46%
Cost of funds, as adjusted (1,3)	0.61%	0.56%	0.53%	0.50%	0.46%
Cost of deposits (1)	0.68%	0.47%	0.44%	0.40%	0.37%
Cost of deposits, as adjusted (1,4)	0.52%	0.47%	0.44%	0.40%	0.37%
Net interest margin (1)	4.13%	4.43%	4.13%	4.26%	4.12%
Net interest margin, as adjusted (1,5)	4.48%	4.43%	4.13%	4.26%	4.12%
Noninterest expense to average assets (1)	3.12%	3.12%	2.99%	3.15%	3.07%
Noninterest expense to average assets, as adjusted (1,6)	3.37%	3.12%	2.99%	3.15%	3.07%
Efficiency ratio	65.20%	62.54%	63.59%	66.77%	68.28%
Loans receivable to deposits	81.01%	95.56%	96.08%	94.12%	93.30%
Loans receivable to deposits, as adjusted (7)	97.44%	95.56%	96.08%	94.12%	93.30%

(1) Annualized calculations shown for quarterly periods presented.

(2) Adjusted return on average assets is a non-GAAP measure that excludes the temporary impact of holding high rate wholesale deposits on balance sheet. The most directly comparable GAAP measure is return on average assets.

(3) Adjusted cost of funds is a non-GAAP measure that excludes the temporary impact of holding high rate wholesale deposits on balance sheet. The most directly comparable GAAP measure is cost of funds.

(4) Adjusted cost of deposits is a non-GAAP measure that excludes the temporary impact of holding high rate wholesale deposits on balance sheet. The most directly comparable GAAP measure is cost of deposits.

(5) Adjusted net interest margin is a non-GAAP measure that excludes the temporary impact of holding high rate wholesale deposits on balance sheet. The most directly comparable GAAP measure is net interest margin.

(6) Adjusted noninterest expense to average assets is a non-GAAP measure that excludes the temporary impact of holding high rate wholesale deposits on balance sheet. The most directly comparable GAAP measure is noninterest expense to average assets.

(7) Adjusted loans receivable to deposits is a non-GAAP measure that excludes wholesale-brokered deposits on balance sheet. The most directly comparable GAAP measure is loans receivable to deposits.

Noninterest income was $2.0 million for the first quarter of 2019, an increase of $383,000 from $1.6 million for the fourth quarter of 2018, and an increase of $877,000 from $1.1 million for the comparable period one year ago. The increase compared to the prior quarter was primarily the result of $468,000 more in loan referral fees and $107,000 in increased wholesale banking service fees; these increases were partially offset by a decline in the income on sale of loans of $133,000 and a $59,000 decrease in other categories.  The $877,000 increase over the quarter ended March 31, 2018 was largely due to an increase of $503,000 in loan referral fees and fees earned from wholesale banking services that provided an additional $446,000 of income, offset by a $72,000 decrease in other categories.

Total noninterest expense for the current quarter increased 6.6% to $7.7 million from $7.2 million for the preceding quarter and increased 26.3% from $6.1 million from the comparable period one year ago. The increased expenses for the current quarter compared to the prior quarter and the previous quarter one year ago were primarily due to increases in salary expenses. Full time equivalent employees at March 31, 2019 was 179, which was down 2% from the prior quarter and increased 13% from the quarter ended March 31, 2018. Staffing increases compared to the prior year are due to continued organic growth initiatives, and include increases in sales staff, including hiring new banking teams, staff for the Edmonds location opened in October 2018, and additional back office staffing to support the incremental increases in banking teams, wholesale banking activities and for operation as a public company.  Legal and professional fees increased by $84,000 and $329,000 over the fourth quarter of 2018 and the first quarter of 2018, respectively, as a result of growth initiatives, credit actions, and operating as a public company.  Occupancy expense increased $105,000 over the fourth quarter of 2018 as a result of increases in rent expense, depreciation on fixed assets placed in service during the quarter and higher maintenance and repair costs. Occupancy expense increased $171,000 over the first quarter of 2018 largely as a result of expenses related to the Edmonds branch as well as the aforementioned increases in rent, depreciation and maintenance and repair. A change in the Director compensation plan contributed to the increase in director and staff expenses over the quarter ended March 31, 2018.

The provision for income taxes was $83,000 less this quarter compared to the fourth quarter of 2018 as a result of decreased taxable income, and was $267,000 more than the first quarter of 2018 as a result of increased taxable income.  The Company uses a federal statutory tax rate of 21% as a basis for calculating provision for income taxes.

Balance Sheet

The Company’s total assets increased $164.0 million, or 17.2%, to $1.1 billion at March 31, 2019 from $952.1 million at December 31, 2018.  The primary cause of the increase was the $154.1 million increase in Wholesale-Brokered Deposits, which increased interest earning deposits with other banks.  The $285.1 million, or 34.3% increase in total assets from $831.0 million at March 31, 2018 was due to the $155.5 million increase in interest earning deposits with other banks from the Wholesale-Brokered Deposit increase of $164.6 million and organic growth initiatives, which included the opening of the Edmonds branch in the fourth quarter of 2018, and the increase in cash from the successful initial public offering.  Additionally, the Company implemented the new lease accounting standard, which brought operating leases onto the balance sheet on January 1, 2019, and increased assets and liabilities $9.3 million and $9.5 million, respectively, as of March 31, 2019.

Total loans receivable, net of allowance for loan losses, increased $22.7 million, or 3.0%, to $781.2 million at March 31, 2019 from $758.5 million at December 31, 2018 and $111.1 or 16.6% from $670.1 million at March 31, 2018.  The growth in loans receivable was due primarily to increases in commercial real estate loans of $19.9 million over the quarter ended December 31, 2018 and an increase of $82.0 million in commercial real estate and $20.7 million in construction, land and land development loans over the quarter ended March 31, 2018.

The following table summarizes the loan portfolio at the periods indicated.

	As of
	March 31, 2019		December 31, 2018		March 31, 2018
(Dollars in thousands)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Commercial and industrial loans	$92,248	11.6%	$90,390	11.8%	$86,719	12.8%
Real estate:
Construction, land and
land development	65,686	8.3	64,045	8.3	44,970	6.6%
Residential	94,743	12.0	94,745	12.3	90,624	13.4%
Commercial real estate	535,896	67.6	515,959	67.1	453,927	66.9%
Consumer and other	3,583	0.5	3,584	0.5	2,558	0.3%
Gross loans receivable	792,156	100.0%	768,723	100.0%	678,798	100.0%
Net deferred origination fees	(1,084)		(824)		(283)
Loans receivable	$791,072		$767,899		$678,515

Total deposits increased $172.9 million, or 21.5%, to $976.5 million at March 31, 2019 from $803.6 million at December 31, 2018.  The increase is largely due to the temporary increase in Wholesale-Brokered Deposits.  These deposits are included in the NOW and money market category and totaled $164.6 million at quarter end.  As planned, these deposits decreased on April 9, 2019, with $157.1 million in temporary Wholesale-Brokered Deposits transferred out of the Bank.  Noninterest bearing deposits increased $2.7 million during the quarter ended March 31, 2019. Total deposits increased $249.2 million since the quarter ended March 31, 2018.  In addition to the temporary increase of $164.6 million in Wholesale-Brokered Deposits, noninterest bearing deposit accounts increased $42.2 million or 16.6%, savings deposits increased $4.3 million or 9.0% and time deposits increased $5.8 million or 6.5% since March 31, 2018.

The following table summarizes the deposit portfolio at the periods indicated and breaks out Wholesale-Brokered Deposits.

	As of
	March 31, 2019		December 31, 2018		March 31, 2018
(Dollars in thousands)	Balance	% to Total	Balance	% to Total	Balance	% to Total

Demand, noninterest bearing	$296,247	30.3%	$293,525	36.5%	$254,000	34.9%
NOW and money market	368,130	37.7	349,952	43.6	335,823	46.2%
Savings	52,246	5.4	52,572	6.5	47,945	6.6%
Total core deposits	716,623		696,049		637,768
Wholesale brokered deposits	164,604	16.9	10,521	1.3	-	0.0%
Time deposits less than $250,000	60,728	6.2	62,272	7.8	59,946	8.2%
Time deposits $250,000 and over	34,541	3.5	34,772	4.3	29,554	4.1%
Total deposits	$976,496	100.0%	$803,614	100.0%	$727,268	100.0%

Total shareholders’ equity increased $45.4 million or 67.9% since March 31, 2018.  The Company’s successful initial public offering in July of 2018 increased capital by $33.2 million. The remaining increase in shareholders’ equity was primarily due to net earnings in the last twelve months. The Company contributed $15.0 million of the $33.2 million raised in its initial public offering to the Bank during 2018.

Capital Ratios

The Company and the Bank remain well capitalized at March 31, 2019, as summarized in the following table.

Capital Ratios:	Coastal Community Bank	Coastal Financial Corporation	Financial Institution Basel III Regulatory Guidelines

Tier 1 leverage capital	10.70%	11.57%	5.00%
Tier 1 risk-based capital	12.62%	13.66%	8.00%
Common Equity Tier 1 risk-based capital	12.62%	13.24%	6.50%
Total risk-based capital	13.84%	16.06%	10.00%

Asset Quality

The allowance for loan losses was 1.25% of loans receivable at March 31, 2019.  Provision for loan losses totaled $540,000 for the current quarter, $425,000 for the preceding quarter, and $501,000 for the same quarter in the prior year. Net charge-offs totaled $32,000 for the quarter ended March 31, 2019 compared to $129,000 for the quarter ended December 31, 2018 and $95,000 for the quarter ended March 31, 2018.

At March 31, 2019 our nonperforming assets were $1.3 million, or 0.12% of total assets, compared to $1.8 million or 0.19% of total assets at December 31, 2018, and $1.7 million, or 0.20% of total assets at March 31, 2018.  There were no repossessed assets or other real estate owned at March 31, 2019.

Nonperforming loans to loans receivable ratio was 0.17% at March 31, 2019, compared to 0.24% at December 31, 2018.

The following table details the Company’s nonperforming assets for the periods indicated.

	As of
	March 31,	December 31,	March 31,
(Dollars in thousands)	2019	2018	2018

Nonaccrual loans:
Commercial and industrial loans	$493	$493	$396
Real estate:
Construction, land and land development	-	-	-
Residential	71	72	-
Commercial real estate	-	-	-
Commercial real estate - troubled debt restructure	-	1,261	1,303
Consumer and other loans	2	-	-
Total nonaccrual loans	566	1,826	1,699
Total accruing loans past due 90 days or more	748	-	-
Total nonperforming loans	1,314	1,826	1,699
Other real estate owned	-	-	-
Repossessed assets	-	-	-
Total nonperforming assets	$1,314	$1,826	$1,699
Troubled debt restructurings, accruing	-	-	-
Total nonperforming loans to loans receivable	0.17%	0.24%	0.25%
Total nonperforming assets to total assets	0.12%	0.19%	0.20%

About Coastal Financial

Coastal Financial Corporation is an Everett-based Washington State bank holding company with Coastal Community Bank (the “Bank”), a full-service commercial bank, as its sole wholly-owned banking subsidiary.  The Bank operates through its 14 branches in Snohomish, Island, and King Counties, the Internet and its mobile banking application.  More information about the Bank can be found on its website at www.coastalbank.com and its investor relations page.

Contact

Eric Sprink, President & Chief Executive Officer, (425) 357-3659

Joel Edwards, Executive Vice President & Chief Financial Officer, (425) 357-3687

Forward-Looking Statements

This earnings release contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. Any statements about our management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements.

Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. Such factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission.  These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands; unaudited)

ASSETS
	March 31,	December 31,	March 31,
	2019	2018	2018
Cash and due from banks	$21,176	$16,315	$13,589
Interest earning deposits with other banks	236,483	109,467	80,980
Investment securities, available for sale, at fair value	36,970	36,660	36,015
Investment securities, held to maturity, at amortized cost	1,247	1,262	1,323
Other investments	3,600	3,766	3,766
Loans receivable	791,072	767,899	678,515
Allowance for loan losses	(9,915)	(9,407)	(8,423)
Total loans receivable, net	781,157	758,492	670,092
Premises and equipment, net	13,017	13,167	13,000
Operating lease right-of-use assets	9,305	-	-
Accrued interest receivable	2,505	2,526	1,968
Bank-owned life insurance, net	6,735	6,688	6,546
Deferred tax asset, net	2,496	2,518	2,277
Other assets	1,399	1,249	1,406
Total assets	$1,116,090	$952,110	$830,962

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$976,496	$803,614	$727,268
Federal Home Loan Bank (FHLB) advances	-	20,000	20,000
Subordinated debt, net	9,968	9,965	9,954
Junior subordinated debentures, net	3,581	3,581	3,580
Deferred compensation	1,052	1,078	1,151
Accrued interest payable	343	279	229
Operating lease liabilities	9,471	-	-
Other liabilities	2,814	4,437	1,853
Total liabilities	1,003,725	842,954	764,035

SHAREHOLDERS’ EQUITY
Common stock	86,579	86,431	52,592
Retained earnings	26,829	24,021	16,163
Accumulated other comprehensive loss, net of tax	(1,043)	(1,296)	(1,828)
Total shareholders’ equity	112,365	109,156	66,927
Total liabilities and shareholders’ equity	$1,116,090	$952,110	$830,962

COASTAL FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts; unaudited)

	Three months ended
	March 31, 2019	December 31, 2018	March 31, 2018
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$10,419	$10,308	$8,189
Interest on interest earning deposits with other banks	808	483	255
Interest on investment securities	153	155	152
Dividends on other investments	14	65	11
Total interest and dividend income	11,394	11,011	8,607
INTEREST EXPENSE
Interest on deposits	1,436	932	646
Interest on borrowed funds	191	191	183
Total interest expense	1,627	1,123	829
Net interest income	9,767	9,888	7,778
PROVISION FOR LOAN LOSSES	540	425	501
Net interest income after provision for loan losses	9,227	9,463	7,277
NONINTEREST INCOME
Deposit service charges and fees	726	803	687
Wholesale banking service fees	446	339	-
Loan referral fees	633	165	130
Mortgage broker fees	85	57	37
Sublease and lease income	10	10	57
(Loss) gain on sale of loans	(11)	122	64
Other	95	105	132
Total noninterest income	1,984	1,601	1,107
NONINTEREST EXPENSE
Salaries and employee benefits	4,558	4,354	3,735
Occupancy	994	889	823
Data processing	529	499	479
Director and staff expenses	240	208	144
Excise taxes	165	155	124
Marketing	94	120	57
Legal and professional fees	409	325	80
Federal Deposit Insurance Corporation (FDIC) assessments	75	48	85
Business development	102	85	88
Other	496	502	452
Total noninterest expense	7,662	7,185	6,067
Income before provision for income taxes	3,549	3,879	2,317
PROVISION FOR INCOME TAXES	741	824	474
NET INCOME	$2,808	$3,055	$1,843

Basic earnings per share	$0.24	$0.26	$0.20
Diluted earnings per share	$0.23	$0.25	$0.20
Weighted average number of common shares outstanding:
Basic	11,884,107	11,877,261	9,242,839
Diluted	12,183,234	12,166,250	9,248,428

COASTAL FINANCIAL CORPORATION

AVERAGE BALANCES, YIELDS, AND RATES – QUARTERLY

(Dollars in thousands; unaudited)

	For the Three Months Ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average	Interest &	Yield /	Average	Interest &	Yield /	Average	Interest &	Yield /
	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)	Balance	Dividends	Cost (4)
Assets
Interest earning assets:
Interest earning deposits	$133,458	$808	2.46%	$83,751	$483	2.29%	$68,160	$255	1.52%
Investment securities (1)	39,552	153	1.57	39,590	155	1.55	39,717	152	1.55
Other Investments	3,150	14	1.80	2,974	65	8.67	2,912	11	1.53
Loans receivable (2)	782,387	10,419	5.40	759,084	10,308	5.39	654,570	8,189	5.07
Total interest earning assets	$958,547	$11,394	4.82	$885,399	$11,011	4.93	$765,359	$8,607	4.56
Noninterest earning assets:
Allowance for loan losses	(9,623)			(9,191)			(8,121)
Other noninterest earning assets	48,145			37,155			36,077
Total assets	$997,069			$913,363			$793,315

Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$571,086	$1,436	1.02%	$495,931	$932	0.75%	$464,219	$646	0.56%
Subordinated debt	9,966	145	5.90	9,962	148	5.89	9,952	144	5.87
Junior subordinated debentures	3,581	44	4.98	3,581	42	4.65	3,579	35	3.97
FHLB advances and other borrowings	297	2	2.73	295	1	1.34	793	4	2.05
Total interest bearing liabilities	$584,930	$1,627	1.13	$509,769	$1,123	0.87	$478,543	$829	0.70
Noninterest bearing deposits	288,049			292,866			245,273
Other liabilities	13,029			3,529			2,845
Total shareholders' equity	111,061			107,199			66,654
Total liabilities and
shareholders' equity	$997,069			$913,363			$793,315
Net interest income		$9,767			$9,888			$7,778
Interest rate spread			3.69%			4.06%			3.86%
Net interest margin (3)			4.13%			4.43%			4.12%

(1) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes nonaccrual loans.
(3) Net interest margin represents net interest income divided by the average total interest earning assets.
(4) Yields and costs are annualized.

COASTAL FINANCIAL CORPORATION

QUARTERLY STATISTICS

(Dollars in thousands, except share and per share data; unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Income Statement Data:
Interest and dividend income	$11,394	$11,011	$9,894	$9,231	$8,607
Interest expense	1,627	1,123	1,046	928	829
Net interest income	9,767	9,888	8,848	8,303	7,778
Provision for loan losses	540	425	508	392	501
Net interest income after
provision for loan losses	9,227	9,463	8,340	7,911	7,277
Noninterest income	1,984	1,601	1,546	1,213	1,107
Noninterest expense	7,662	7,185	6,610	6,354	6,067
Net income - pre-tax, pre-provision	4,089	4,304	3,784	3,162	2,818
Provision for income tax	741	824	674	569	474
Net income	2,808	3,055	2,602	2,201	1,843

	As of Period End or for the Three Month Period
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Balance Sheet Data:
Cash and cash equivalents	$257,659	$125,782	$115,508	$91,449	$94,569
Investment securities	38,217	37,922	37,039	37,317	37,338
Loans receivable	791,072	767,899	744,320	700,692	678,515
Allowance for loan losses	(9,915)	(9,407)	(9,111)	(8,540)	(8,423)
Total assets	1,116,090	952,110	917,029	850,922	830,962
Interest bearing deposits	515,645	510,089	488,743	485,019	473,268
Noninterest bearing deposits	296,247	293,525	285,979	259,449	254,000
Core deposits (1)	552,019	696,049	676,339	644,624	637,768
Total deposits	811,892	803,614	774,722	744,468	727,268
Total borrowings	13,549	33,546	33,542	33,537	33,534
Total shareholders’ equity	112,365	109,156	105,276	69,490	66,927

Share and Per Share Data (2)(3):
Earnings per share – basic	$0.24	$0.26	$0.23	$0.24	$0.20
Earnings per share – diluted	$0.23	$0.25	$0.22	$0.24	$0.20
Dividends per share	-	-	-	-	-
Book value per share (4)	$9.44	$9.18	$8.86	$7.47	$7.23
Tangible book value per share (5)	$9.44	$9.18	$8.86	$7.47	$7.23
Weighted avg outstanding shares – basic	11,884,107	11,877,261	11,338,320	9,265,153	9,241,620
Weighted avg outstanding shares – diluted	12,183,234	12,166,250	11,609,978	9,284,947	9,247,209
Shares outstanding at end of period	11,902,715	11,893,203	11,886,473	9,298,553	9,253,303
Stock options outstanding at end of period	804,117	688,312	682,190	707,460	768,850

Credit Quality Data:
Nonperforming assets to total assets	0.12%	0.19%	0.27%	0.24%	0.20%
Nonperforming assets to loans receivable and OREO	0.17%	0.24%	0.34%	0.30%	0.25%
Nonperforming loans to total loans receivable	0.17%	0.24%	0.34%	0.30%	0.25%
Allowance for loan losses to nonperforming loans	754.6%	515.2%	361.40%	412.96%	495.76%
Allowance for loan losses to total loans receivable	1.25%	1.23%	1.22%	1.22%	1.24%
Gross charge-offs	$34	$134	$6	$281	$98
Gross recoveries	$2	$5	$69	$6	$3
Net charge-offs (recoveries) to average loans (6)	0.02%	0.07%	(0.03%)	0.16%	0.06%

Capital Ratios:
Tier 1 leverage capital	11.57%	12.46%	12.60%	9.21%	9.07%
Tier 1 risk-based capital	13.66%	14.13%	14.17%	10.24%	10.25%
Common equity Tier 1 risk-based capital	13.24%	13.70%	13.72%	9.76%	9.75%
Total risk-based capital	16.06%	16.58%	16.65%	12.82%	12.90%

(1) Core deposits are defined as all deposits excluding wholesale-brokered and time deposits.
(2) Share and per share amounts are based on total common shares outstanding, which includes common stock and nonvoting common stock.
(3) Share and per share information has been adjusted to give effect to a one-for-five reverse stock split of our common shares completed effective May 4, 2018.

(4) We calculate book value per share as total shareholders’ equity at the end of the relevant period divided by the outstanding number of our common shares, which includes common stock and nonvoting common stock, at the end of each period.

(5) Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total shareholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares, which includes common stock and nonvoting common stock, at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.

(6) Annualized calculations.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures in addition to results presented in accordance with GAAP. These measures include the following:

“Adjusted return on average assets” is a non-GAAP measure that excludes the temporary impact of holding high rate wholesale deposits on balance sheet. The most directly comparable GAAP measure is return on average assets.

“Adjusted cost of funds” is a non-GAAP measure that excludes the temporary impact of holding high rate wholesale deposits on balance sheet. The most directly comparable GAAP measure is cost of funds.

“Adjusted cost of deposits” is a non-GAAP measure that excludes the temporary impact of holding high rate wholesale deposits on balance sheet. The most directly comparable GAAP measure is cost of deposits.

“Adjusted net interest margin” is a non-GAAP measure that excludes the temporary impact of holding high rate wholesale deposits on balance sheet. The most directly comparable GAAP measure is net interest margin.

“Adjusted noninterest expense to average assets” is a non-GAAP measure that excludes the temporary impact of holding high rate wholesale deposits on balance sheet. The most directly comparable GAAP measure is noninterest expense to average assets.

“Adjusted loans receivable to deposits” is a non-GAAP measure that excludes Wholesale-Brokered Deposits on balance sheet. The most directly comparable GAAP measure is loans receivable to deposits.

The Company also presented comparable earnings information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP measures are presented below.

(Dollars in thousands)	As of and for the Three Months Ended March 31, 2019
Adjusted return on average assets:
Total average assets	$997,069
Less: average wholesale-brokered deposits	74,116
Adjusted total average deposits and borrowings	$922,953
Total net income	$2,808
Less: fees earned on servicing wholesale-brokered deposits	78
Adjusted net income	$2,730
Adjusted return on average assets:	1.20%
Adjusted cost of funds:
Total average deposits and borrowings	$872,979
Less: average wholesale-brokered deposits	74,116
Adjusted total average deposits and borrowings	$798,863
Total interest expense	$1,627
Less: interest expense on wholesale-brokered deposits	435
Adjusted interest expense	$1,192
Adjusted cost of funds:	0.61%
Adjusted cost on deposits:
Total average deposits	$859,135
Less: average wholesale-brokered deposits	74,116
Adjusted total average deposits	$785,019
Interest expense on deposits	$1,436
Less: interest expense on wholesale-brokered deposits	435
Adjusted interest expense on interest bearing deposits	$1,001
Adjusted cost of deposits:	0.52%
Adjusted net interest margin:
Total average interest earning assets	$958,547
Less: average wholesale-brokered deposits held in cash	74,116
Adjusted total average interest bearing deposits	$884,431
Total net interest income	$9,767
Less: interest income earned wholesale-brokered deposits held in cash (rate 2.38%)	435
Plus: interest expense on wholesale-brokered deposits (rate 2.38%)	435
Adjusted net interest income	9,767
Adjusted net interest margin:	4.48%
Adjusted noninterest expense to average assets:
Total average assets	$997,069
Less: average wholesale-brokered deposits	74,116
Adjusted total average assets	$922,953
Total noninterest expense	$7,662
Adjusted noninterest expense to average assets:	3.37%
Adjusted loans receivable to deposits:
Total loans receivable	$791,072
Total deposits	976,496
Less: wholesale-brokered deposits	164,604
Total deposits, less wholesale-brokered deposits	$811,892
Adjusted loans receivable to deposits:	97.44%